EXHIBIT 4











                       ILLINOVA INVESTMENT PLUS
           (As Amended and Restated Effective July 1, 1996)

                           TABLE OF CONTENTS

                                                                  Page

ARTICLE I Definitions . . . . . . . . . . . . . . . . . . . . . .    1
     1.1  "Account" . . . . . . . . . . . . . . . . . . . . . . .    1
     1.2  "Account Shares"  . . . . . . . . . . . . . . . . . . .    2
     1.3  "Administrator" . . . . . . . . . . . . . . . . . . . .    2
     1.4  "Common Stock"  . . . . . . . . . . . . . . . . . . . .    2
     1.5  "Company" . . . . . . . . . . . . . . . . . . . . . . .    2
     1.6  "Company Purchase Price"  . . . . . . . . . . . . . . .    2
     1.7  "Dividend"  . . . . . . . . . . . . . . . . . . . . . .    2
     1.8  "Dividend Payment Date" . . . . . . . . . . . . . . . .    2
     1.9  "Effective Date"  . . . . . . . . . . . . . . . . . . .    3
     1.10 "Eligible Securities" . . . . . . . . . . . . . . . . .    3
     1.11 "Enrollment Form" . . . . . . . . . . . . . . . . . . .    3
     1.12 "Fractional Account Shares" . . . . . . . . . . . . . .    3
     1.13 "Fractional Share Account"  . . . . . . . . . . . . . .    3
     1.14 "Independent Agent" . . . . . . . . . . . . . . . . . .    3
     1.15 "Investment Date" . . . . . . . . . . . . . . . . . . .    4
     1.16 "Market Purchase Price" . . . . . . . . . . . . . . . .    4
     1.17 "Market Sales Price"  . . . . . . . . . . . . . . . . .    4
     1.18 "Participant" . . . . . . . . . . . . . . . . . . . . .    4
     1.19 "Person"  . . . . . . . . . . . . . . . . . . . . . . .    4
     1.20 "Plan"  . . . . . . . . . . . . . . . . . . . . . . . .    5
     1.21 "Prior Plan"  . . . . . . . . . . . . . . . . . . . . .    5
     1.22 "Reinvestment Eligible Securities"  . . . . . . . . . .    5
     1.23 "Sale/Transfer/Withdrawal Request Form" . . . . . . . .    5
     1.24 "Statement of Account"  . . . . . . . . . . . . . . . .    5

ARTICLE II     Participation  . . . . . . . . . . . . . . . . . .    6
     2.1.  Participation  . . . . . . . . . . . . . . . . . . . .    6
     2.2.  Initial Cash Investment  . . . . . . . . . . . . . . .    7
     2.3.  Dividend Reinvestment  . . . . . . . . . . . . . . . .    8
     2.4.  Optional Cash Investments  . . . . . . . . . . . . . .    8

ARTICLE III    Dividend Reinvestment and Stock Purchase . . . . .    9
     3.1.  Dividend Reinvestment  . . . . . . . . . . . . . . . .    9
     3.2.  Investment of Initial Cash Payments and Optional
           Cash Payments  . . . . . . . . . . . . . . . . . . . .   11
     3.3.  Temporary Investments  . . . . . . . . . . . . . . . .   13
     3.4.  Exhaustion of Fractional Share Account . . . . . . . .   14

ARTICLE IV     Safekeeping Services for Deposited Common Stock  .   14
     4.1.  Deposited Common Stock . . . . . . . . . . . . . . . .   14
     4.2.  Withdrawal of Deposited Common Stock . . . . . . . . .   14

ARTICLE V Sale of Account Shares; Gift or Transfer of Account
     Shares . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
     5.1.  Sale of Account Shares . . . . . . . . . . . . . . . .   15
     5.2.  Gift or Transfer of Account Shares . . . . . . . . . .   16
     5.3.  Reinvestment of Dividends on Remaining Account Shares    18

ARTICLE VI     Eligible Securities  . . . . . . . . . . . . . . .   18
     6.1.  Eligible Securities  . . . . . . . . . . . . . . . . .   18
     6.2.  Additional Eligible Securities . . . . . . . . . . . .   19

ARTICLE VII    Treatment of Accounts  . . . . . . . . . . . . . .   19
     7.1.  Changing Plan Options  . . . . . . . . . . . . . . . .   19
     7.2.  Right of Withdrawal  . . . . . . . . . . . . . . . . .   20
     7.3.  Right of Termination of Participation  . . . . . . . .   21
     7.4.  Termination of Participation by Company  . . . . . . .   22
     7.5.  Stock Splits, Stock Dividends and Rights Offerings . .   22
     7.6.  Shareholder Materials; Voting Rights . . . . . . . . .   23
     7.7.  Statements of Account  . . . . . . . . . . . . . . . .   23

ARTICLE VIII   Certificates and Fractions of Shares . . . . . . .   24
     8.1.  Certificates . . . . . . . . . . . . . . . . . . . . .   24
     8.2.  Fractional Shares  . . . . . . . . . . . . . . . . . .   24
     8.3.  Fractional Share Account . . . . . . . . . . . . . . .   25

ARTICLE IX     Amendment and Termination of the Plan  . . . . . .   26
     9.1.  Suspension, Modification and Termination . . . . . . .   26

ARTICLE X Administration of the Plan  . . . . . . . . . . . . . .   27
     10.1.  Rules and Regulations . . . . . . . . . . . . . . . .   27
     10.2.  Selection of an Administrator . . . . . . . . . . . .   27
     10.3.  Authority and Duties of Administrator . . . . . . . .   27
     10.4.  Compensation  . . . . . . . . . . . . . . . . . . . .   27
     10.5.  Costs . . . . . . . . . . . . . . . . . . . . . . . .   28
     10.6.  Liability of the Company, the Administrator
            and Any Independent Agent . . . . . . . . . . . . . .   28
     10.7.  Records and Reports . . . . . . . . . . . . . . . . .   28
     10.8.  Selection of Independent Agent  . . . . . . . . . . .   29
     10.9.  Source of Shares of Common Stock  . . . . . . . . . .   29

ARTICLE XI     Miscellaneous Provisions . . . . . . . . . . . . .   30
     11.1.  Controlling Law . . . . . . . . . . . . . . . . . . .   30
     11.2.  Acceptance of Terms and Conditions of
            Plan by Participants  . . . . . . . . . . . . . . . .   30

                       ILLINOVA INVESTMENT PLUS


          Illinova Corporation, an Illinois corporation (the

"Company"), hereby establishes the Illinova Investment Plus (the

"Plan"), effective as of July 1, 1996.  The Plan constitutes an amendment and restatement of (i) the Illinois Power Company Employees

Stock Ownership Plan; and (ii) the Illinois Power Company Automatic

Reinvestment and Stock Purchase Plan.

          The purpose of the Plan is to provide investors and holders of certain equity securities of the Company and its subsidiary

Illinois Power Company ("Illinois Power") with a convenient and economical opportunity to commence or increase their investment in

Common Stock of the Company through (i) cash purchases of Common Stock of the Company; and/or (ii) regular reinvestment of cash dividends made with respect to such equity securities, including Common Stock.



                               ARTICLE I

                              Definitions

                              -----------

          The terms defined in this Article I shall have the following respective meanings:

          1.1  "Account" means the account maintained by the

Administrator for a Participant evidencing (i) the shares (including any fraction of a share) of Common Stock either purchased through the

Plan on behalf of the Participant or deposited by such Participant into the Plan pursuant to Section 4.1; and (ii) cash held in the Plan pending investment in Common Stock for such Participant.

          1.2  "Account Shares" means all shares (including any

fraction of a share) of Common Stock credited to the Account of a

Participant.

          1.3  "Administrator" means the individual (who may be an

employee of the Company), bank, trust company or other entity

(including the Company) appointed from time to time by the Company to act as Administrator hereunder.

          1.4  "Common Stock" means the Company's common stock,

without par value.

          1.5  "Company" means Illinova Corporation, an Illinois

corporation.

          1.6  "Company Purchase Price", when used with respect to

newly issued shares of Common Stock, shares of Common Stock held in the Company's treasury or Fractional Account Shares, means the average of the high and low sales prices of Common Stock on a given trading day as reported on the New York Stock Exchange Composite Tape as published in the Midwest Edition of The Wall Street Journal.  In the

event no trading is so reported for a trading day, the Company

Purchase Price for such shares shall be determined on the basis of the average of the high and low sales prices of Common Stock on the next preceding trading day.  Any fraction of a cent of a Company Purchase

Price shall be rounded up.

          1.7  "Dividend" means cash dividends paid on Reinvestment

Eligible Securities.

          1.8  "Dividend Payment Date" means a date on which a cash

dividend on shares of Common Stock is paid.

          1.9  "Effective Date" means the date as of which this Plan is effective, or July 1, 1996.

          1.10 "Eligible Securities" means the equity and debt

securities of the Company and its subsidiaries, whether issued prior to, or on or after, the date hereof, as described in Sections 6.1 and

6.2.

          1.11 "Enrollment Form" means the documentation that the

Administrator shall require to be completed and received prior to (i)

an investor's enrollment in the Plan pursuant to Section 2.2; (ii) a

Participant's election to have Dividends reinvested in the Plan pursuant to Section 2.3; (iii) a Participant's optional cash investment pursuant to Section 2.4; (iv) a Participant's deposit of shares of Common Stock into the Plan pursuant to Section 4.1; or (v) a

Participant's change to his elections under the Plan pursuant to

Section 7.1.

          1.12 "Fractional Account Shares" means the shares (including any fractions of shares) of Common Stock held in the Fractional Share

Account.

          1.13 "Fractional Share Account" means the account under the

Plan consisting of Fractional Account Shares, which is owned by the

Company and administered pursuant to Section 8.3.

          1.14 "Independent Agent" means an agent independent of the

Company who satisfies applicable legal requirements (including without limitation the requirements of Rule 10b-6 and Rule 10b-8 promulgated under the Securities Exchange At of 1934) and who has been selected by the Company pursuant to Section 10.8 to serve as an Independent Agent for purposes of making open market purchases and sales of Common Stock under the Plan.

          1.15 "Investment Date" means (i) in any month in which a

Dividend Payment Date occurs, such Dividend Payment Date and the 15th day of the month or, if either day is not a business day, the business day immediately following that day; and (ii) in any month in which no

Dividend Payment Date occurs, the first and 15th day of the month or,

if either day is not a business day, the business day immediately following that day.

          1.16 "Market Purchase Price", when used with respect to

shares of Common Stock purchased in the open market, means the weighted average purchase price per share (disregarding any brokerage commissions and any applicable taxes and service charges) of the aggregate number of shares purchased in the open market for an

Investment Date.

          1.17 "Market Sales Price", when used with respect to shares of Common Stock sold under the Plan, means the weighted average sales price per share (less any brokerage commissions and any applicable transfer taxes and service charges) of the aggregate number of shares sold in the open market for the relevant period.

          1.18 "Participant" means any Person who has satisfied the

requirements of Section 2.1.

          1.19 "Person" means any individual, corporation,

partnership, limited liability company, joint venture, association,

joint-stock company, trust, estate or unincorporated organization.

          1.20 "Plan" means the Illinova Investment Plus, as effective

July 1, 1996.

          1.21 "Prior Plan" means the Illinois Power Company Employees

Stock Ownership Plan and/or the Illinois Power Company Automatic

Reinvestment and Stock Purchase Plan.

          1.22 "Reinvestment Eligible Securities" means (i) a

Participant's Account Shares with respect to which the Participant has elected to have dividends reinvested in Common Stock; and (ii) any other Eligible Securities of which a Participant is the record holder and with respect to which such Participant has elected to have all or a portion of the dividends reinvested in Common Stock.

          1.23 "Sale/Transfer/Withdrawal Request Form" means the

documentation that the Administrator shall require to be completed and received prior to a Participant's (i) sale, gift or transfer of

Account Shares pursuant to Article V; (ii) withdrawal of whole Account

Shares pursuant to Section 7.2 (unless such Participant will be the record holder of such Account Shares after withdrawal); and (iii)

termination of participation in the Plan pursuant to Section 7.3.

          1.24 "Statement of Account" means a written statement

prepared by the Administrator and sent to each Participant pursuant to

Section 7.7 which reflects (i) all transactions completed under the

Plan on behalf of such Participant during a month; (ii) the number of shares of Common Stock credited to such Participant's Account at the date of such statement; and (iii) any additional information that the

Administrator determines to be pertinent.

          A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.



                              ARTICLE II

                             Participation

                            ---------------

          2.1.  Participation.  (a)  Any Person, whether or not a

record holder of Common Stock, may elect to participate in the Plan.

Notwithstanding the foregoing, however, (i) if required by the laws of the jurisdiction in which the Person resides, such Person shall be a current record holder of Common Stock in order to participate; (ii) if such Person is a citizen or resident of, or is organized or

incorporated under, or has its principal place of business in, a country other than the United States, its territories or possessions,

he must provide evidence satisfactory to the Administrator that his participation in the Plan would not violate local laws applicable to the Company, the Plan or such Person; and (iii) participation in the

Plan is subject to approval by the Administrator, which approval shall not be unreasonably withheld.

          (b)  An election by a Person to participate in the Plan

shall be made by completing and returning an Enrollment Form to the

Administrator, which shall evidence the following:  (i) an initial cash investment pursuant to Section 2.2; (ii) the election to have

Dividends on all or a specified number of shares of Eligible

Securities of which such Person is the record holder invested in

Common Stock pursuant to Section 2.3; and/or (iii) the deposit into the Plan of certificates representing Common Stock of which such

Person is the record holder, pursuant to Section 4.1.

          (c)  Notwithstanding the foregoing, each Person who is a

participant in a Prior Plan on the Effective Date shall continue to be a Participant in the Plan without submitting a new Enrollment Form;

provided, however, that any such Participant who wishes to change his current participation in any way must submit a new Enrollment Form to the Administrator.

          2.2.  Initial Cash Investment.  (a)     A Person not already

a Participant who has met the eligibility requirements of Section

2.1(a), and who is neither a current holder of record of an Eligible

Security nor an active employee of the Company or its subsidiaries,

may become a Participant by making an initial cash investment of at least $250 to be invested in Common Stock pursuant to Section 3.2.

          (b)  A Person not already a Participant who has met the

eligibility requirements of Section 2.1(a), and who is not a current holder of record of an Eligible Security, but who is an active employee of the Company or its subsidiaries, may become a Participant by making an initial cash investment of at least $25 to be invested in

Common Stock pursuant to Section 3.2.

          (c)  Payment must be by personal check or money order made payable to Illinova Investment Plus, or by direct debit, and must be accompanied by a completed Enrollment Form.  A Person who is an active employee of the Company may make an initial cash investment through payroll deductions, authorized on a Payroll Deduction Authorization

Form.

          2.3.  Dividend Reinvestment.  A Person not already a

Participant who has met the eligibility requirements of Section 2.1(a)

may become a Participant by electing to have all or a portion of any

Dividends invested in shares (including any fraction of a share) of

Common Stock to be credited to his Account in lieu of receiving such

Dividends directly by completing an Enrollment Form.  A current

Participant may also elect reinvestment of Dividends in accordance with the preceding sentence.  If a Participant elects to reinvest only a portion of the Dividends, that portion of such Dividends not reinvested in Common Stock shall be sent to the Participant by check in the manner otherwise associated with payment of such Dividends.

          2.4.  Optional Cash Investments.  (a)  A Participant may

elect to make optional cash investments at any time or from time to time to the Plan for investment in Common Stock pursuant to Section

3.2.  Payment must be by personal check or money order made payable to

Illinova Investment Plus, or by direct debit, and must be accompanied by a completed Enrollment Form.  A Participant who is an active employee of the Company may make optional cash investments through payroll deductions, authorized on a Payroll Deduction Authorization

Form and in even multiples of $1, but not less than $5 per pay period.

          (b)  Any optional cash investment must be at least $25 for any single investment.  The Company in its sole discretion reserves the right to refuse or limit any optional cash investments in excess of $60,000 per calendar year. For the purposes of determining whether such maximum annual amount has been reached, an initial cash investment made pursuant to Section 2.2 and dividend reinvestments made pursuant to Section 2.3 shall be counted as an optional cash investment.



                              ARTICLE III

               Dividend Reinvestment and Stock Purchase

              ------------------------------------------

          3.1.  Dividend Reinvestment.  (a)  A Participant's Dividends

shall be paid to the Administrator or its nominee on behalf of such

Participant.  Such Dividends shall be reinvested, at the Company's election, in (i) either newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury purchased from the

Company; or (ii) shares of Common Stock purchased in the open market.

          (b)  On an Investment Date with respect to which the Company elects to invest Dividends in newly issued shares or shares of Common

Stock held in the Company's treasury, the Administrator shall remit to the Company the amount of Dividends paid to the Administrator on such

Investment Date and since the preceding Investment Date.  Upon receipt of such Dividends, the Company shall issue to the Administrator for crediting to the Account of a Participant, a number of shares

(including any fraction of a share) of Common Stock equal to the amount of such Dividends received from the Administrator, divided by the Company Purchase Price on such Investment Date.  Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for such Participants.

          (c)  On an Investment Date with respect to which the Company elects to invest Dividends in shares of Common Stock purchased in the open market, the Administrator shall cause an Independent Agent to apply the amount of any Dividends paid to the Administrator on behalf of a Participant on such Investment Date and since the preceding

Investment Date to the purchase of shares of Common Stock in the open market.  Such purchases in the open market pursuant to this Section

3.1(c) may begin on the applicable Investment Date and shall be completed no later than 15 days from such date, unless completion at a later date is necessary or advisable under applicable law, including without limitation any federal securities laws.  The number of shares

(including any fraction of a share rounded to three decimal places) of

Common Stock credited to a Participant's Account shall be equal to the amount of such Dividends received by the Administrator divided by the

Market Purchase Price on such Investment Date.  Such shares shall be registered in the name of the Administrator or its nominee as custodian for the Participants.

          (d)  Open market purchases pursuant to Section 3.1(c) may be made on any securities exchange on which the Common Stock is traded or by negotiated transactions, and may be upon such terms and subject to such conditions with respect to price and delivery to which the

Independent Agent may agree.  With regard to such open market purchases of Common Stock, none of the Company, the Administrator or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be purchased, the markets in which such shares are to be purchased (including on any securities exchange or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom purchases may be made, except that the timing of such purchases must be made in accordance with the terms and conditions of the Plan.  For the purpose of making, or causing to be made, purchases of shares of

Common Stock pursuant to Section 3.1(c) and sales of Account Shares pursuant to Section 5.1 hereof, the Independent Agent shall be entitled to commingle each Participant's funds with those of all other

Participants and to offset purchases of shares of Common Stock against sales of shares of Common Stock to be made for Participants, resulting in a net purchase or a net sale of shares.

          (e)  Notwithstanding the foregoing, any Dividends to be

reinvested in shares of Common Stock purchased in the open market pursuant to Section 3.1(c) not reinvested in shares of Common Stock within 30 days of receipt by the Administrator shall be promptly returned to the Participant at his address of record by first class mail.

          3.2.  Investment of Initial Cash Payments and Optional Cash

Payments.  (a)  Any initial cash investments and optional cash investments received by the Administrator from or with respect to a

Participant at least two business days prior to an Investment Date shall be invested, beginning on such Investment Date, in (i) either newly issued shares or shares of Common Stock held in the Company's treasury or (ii) Common Stock purchased in the open market.  Initial cash investments and optional cash investments not received by the

Administrator at least two business days prior to an Investment Date shall not be invested on such Investment Date but shall be invested beginning on the next succeeding Investment Date.

          (b)  On an Investment Date with respect to which the Company elects to invest initial cash investments or optional cash investments in newly issued shares or shares of Common Stock held in the Company's treasury, the Administrator shall remit to the Company the amount of such investments (as determined in Section 3.2(a)).  Upon receipt of such funds, the Company shall issue to the Administrator for crediting to the Account of a Participant, a number of shares (including any fraction of a share) of Common Stock equal to the amount received from the Administrator, divided by the Company Purchase Price applicable to such Investment Date.  Such shares shall be issued or sold to, and registered in the name of, the Administrator or its nominee as custodian for the Participant.

          (c)  On an Investment Date with respect to which the Company elects to invest  initial cash investments or optional cash

investments in shares of Common Stock purchased in the open market,

the Administrator shall remit to the Independent Agent the amount of such investments (as determined in Section 3.2(a)).  Upon receipt of such amounts, the Independent Agent shall purchase for crediting to the Account of a Participant a number of shares (including any fraction of a share) of Common Stock equal to the amount paid to the

Independent Agent, divided by the Market Purchase Price applicable to such Investment Date.  Such purchases shall be made in the manner set forth in Section 3.1(c) and (d) and such shares shall be registered in the name of the Administrator or its nominee as custodian for the

Participants.

          (d)  Notwithstanding the foregoing, any initial cash

investments and optional cash investments to be invested in shares of

Common Stock purchased in the open market pursuant to Section 3.2(c)

that are not so invested within 30 days of receipt by the

Administrator shall be promptly returned to the Participant at his address of record by first class mail.

          (e)  If a written request to stop investment of an initial cash investment or optional cash investment is received by the

Administrator from or on behalf of a Participant at least two business days before the next Investment Date, any such investment then held by the Administrator shall not be invested in Common Stock and shall be returned to such Participant.  If such a request if not received by the Administrator at least two business days prior to an Investment

Date, any such investment shall be invested in shares of Common Stock for such Participant's Account.

          3.3. Temporary Investments.   No interest shall be paid on

Dividends, initial cash payments or optional cash payments held by the

Administrator pending investment pursuant to Section 3.1 or 3.2.  The

Administrator may in its discretion temporarily deposit Dividends,

initial cash investments and optional cash investments in U.S.

government obligations or other similar investments approved by the

Company.  No interest shall be paid to Participants with respect to such amounts, but shall be used to defray costs of Plan administration. Any losses to the Plan resulting from investment of such amounts shall be reimbursed by the Company.

          3.4.  Exhaustion of Fractional Share Account.  Prior to any

purchase of Common Stock by the Administrator or an Independent Agent

pursuant to this Article III, the Administrator shall first purchase,

at the Company Purchase Price for the applicable Investment Date, the

Fractional Account Shares from the Fractional Share Account.  To the extent made, such purchases from the Fractional Share Account shall substitute for purchases required by this Article III.



                              ARTICLE IV

            Safekeeping Services for Deposited Common Stock

           -------------------------------------------------

          4.1.  Deposited Common Stock.  A Participant may elect to

have certificates of shares of Common Stock of which the Participant is the record holder deposited into the Plan by delivering such certificates and a completed Enrollment Form to the Administrator.

Shares of Common Stock so deposited shall be transferred into the name of the Administrator or its nominee and credited to the depositing

Participant's Account.  Dividends paid on shares of Common Stock deposited into the Plan pursuant to this Section 4.1 shall be reinvested in Common Stock in accordance with the Participant's

Enrollment Form.

          4.2.  Withdrawal of Deposited Common Stock.  Shares of

Common Stock deposited by a Participant pursuant to Section 4.1 may be withdrawn from the Plan pursuant to Section 7.2.

                               ARTICLE V

      Sale of Account Shares; Gift or Transfer of Account Shares

      ----------------------------------------------------------

          5.1.  Sale of Account Shares.  (a)  A Participant may at any

time request that all or a portion of his whole Account Shares be sold by delivering a completed Sale/Transfer/Withdrawal Request Form to the

Administrator.  The Administrator shall forward such sale instructions to the Independent Agent within five business days after receipt thereof (except as described in (b) and (c) below).  The Independent

Agent shall make such sales as soon as practicable (in accordance with stock transfer requirements and federal and state securities laws)

after processing such sale instructions.  As soon as practicable following the receipt of proceeds (less any brokerage commissions and any applicable transfer taxes and service charges), the Administrator shall mail by first class mail to such Participant at his address of the record a check in an amount equal to the Market Sales Price multiplied by the number of his Account Shares sold.

          (b)  If a Sale/Transfer/Withdrawal Request Form directing

the sale of Account Shares is received on or after the record date but prior to the related Dividend Payment Date, the sale shall be processed as described in (a), and as soon as practicable following receipt of Dividends paid on such Account Shares, the Administrator shall mail a check for such Dividends by first class mail to the

Participant at his address of record.

          (c)  Notwithstanding the foregoing, if a Sale/Transfer/

Withdrawal Request Form directing the sale of Account Shares which are also Reinvestment Eligible Securities is not received by the

Administrator on or before the record date prior to the related

Dividend Payment Date, such sale shall not be effected until after such Dividend Payment Date (except in the case of instructions to sell all whole Account Shares, in which case such sale shall not be effected until after such Dividend has been reinvested pursuant to the

Plan and the shares of Common Stock purchased therewith are credited to the Participant's Account).  The shares of Common Stock purchased with the reinvestment of such Dividends shall be credited to the

Participant's Account.  Following such Dividend Payment Date, the

Administrator shall forward the sale instructions to the Independent

Agent, who shall effectuate the sale as described in (a) above.

          (d)  With regard to open market sales of Account Shares

pursuant to this Section 5.1, none of the Company, the Administrator or any Participant shall have any authority or power to direct the time or price at which shares of Common Stock may be sold, the markets on which such shares are to be sold (including on any securities exchange or in negotiated transactions) or the selection of the broker or dealer (other than the Independent Agent) through or from whom sales may be made, except that the timing of such sales must be made in accordance with the terms and conditions of the Plan.

          5.2.  Gift or Transfer of Account Shares.  (a)  A

Participant may elect to transfer (whether by gift, private sale or otherwise) ownership of all or a portion of the Account Shares to the

Account of another Participant, or establish an Account for a Person not already a Participant, by delivering to the Administrator a completed Sale/Transfer/Withdrawal Request Form to that effect and a stock assignment (stock power) acceptable to the Administrator.  No fraction of a share of Common Stock credited to the transferor's

Account shall be transferred unless the transferor's entire Account is transferred.

          (b)  Account Shares transferred in accordance with (a) above shall continue to be registered in the name of the Administrator as custodian and shall be credited to the transferee's Account.  If the transferee is not already a Participant, an Account shall be opened in the name of the transferee and the Administrator shall send the transferee an Enrollment Form as soon as practicable after such transfer.  Unless otherwise requested on a completed Enrollment Form of a transferee who is already a Participant, the reinvestment of

Dividends on such transferred Account Shares shall be made in proportion to the reinvestment level (i.e., full, partial, or none) of the transferee's other Account Shares.  Unless otherwise requested by the transferor, the Administrator shall deliver a Statement of Account to such transferee showing the transfer of Account Shares into his

Account.  The transferor may request that the Administrator deliver such Statement of Account to the transferor for personal delivery to the transferee and/or the transferor may request that the

Administrator deliver a gift certificate to such transferee.  The transferor may request that the Administrator send the gift

certificate directly to such transferee with the first Statement of

Account following such transfer or request that the Administrator deliver such gift certificate to the transferor for personal delivery to the transferee. The Administrator shall comply with any such request of a transferor relating to Statements of Account and/or gift certificates as soon as practicable following receipt of such request.

          (c)  Transfer of Account Shares pursuant to this Section 5.2 shall be effectuated in accordance with the procedures described in

Section 5.1.

          5.3.  Reinvestment of Dividends on Remaining Account Shares.

If only a portion of a Participant's Account Shares are Reinvestment

Eligible Securities and the Participant elects to (i) sell a portion of his Account Shares pursuant to Section 5.1; (ii) transfer a portion of his Account Shares pursuant to Section 5.2; or (iii) withdraw a portion of his Account Shares pursuant to Section 7.2, all of the shares held in his Account which are not Reinvestment Eligible

Securities shall be sold, transferred or withdrawn, as the case may be, before any shares in his Account which are also Reinvestment

Eligible Securities are sold, transferred or withdrawn, unless the

Participant gives specific instructions to the contrary in connection with such sale, transfer or withdrawal.



                              ARTICLE VI

                          Eligible Securities

                         --------------------

          6.1.  Eligible Securities.  The following equity securities of the Company and its subsidiary Illinois Power shall be Eligible

Securities:

          (a)  Common Stock;

          (b)  Illinois Power Serial Preferred Stock, $50 par value:

                 (i)  4.08% Series Preferred Stock;
                (ii)  4.26% Series Preferred Stock;
               (iii)  4.70% Series Preferred Stock;
                (iv)  4.42% Series Preferred Stock;
                 (v)  4.20% Series Preferred Stock;
                (vi)  7.75% Series Preferred Stock;

          (c)  Illinois Power Serial Preferred Stock, without par

value:

               (i)  Adjustable Rate Series A Preferred Stock.

          6.2.  Additional Eligible Securities.  The Company may from time to time or at any time designate other equity or debt securities of the Company or its subsidiaries as Eligible Securities by giving written notification thereof to the Administrator.



                              ARTICLE VII

                         Treatment of Accounts

                        ----------------------

          7.1.  Changing Plan Options.  A Participant may elect to

change (i) his reinvestment levels (i.e., full, partial or none) of

Dividends on Reinvestment Eligible Securities; and (ii) the

designation of Reinvestment Eligible Securities, by delivering a new

Enrollment Form to the Administrator.  To be effective with respect to any Dividend payment, the Enrollment Form must be received by the

Administrator on or before the record date relating to such Dividend

Payment Date.  If the Enrollment Form is not received by the

Administrator on or before such record date, such Enrollment Form shall not become effective until after such Dividend Payment Date.

          7.2.  Right of Withdrawal.  (a)  A Participant may, at any

time or from time to time, withdraw all or any of his whole Account

Shares from the Plan by delivering to the Administrator a completed

Sale/Transfer/Withdrawal Request Form and, if the Participant will not be the record holder of such Account Shares after withdrawal, a stock assignment (stock power).  Subject to the limitations described below,

as soon as practicable following the Administrator's receipt of the withdraw instructions, and a stock assignment (stock power), if applicable, the Administrator shall mail certificates representing the withdrawn Account Shares by first class mail to the Participant at his address of record, or to the address of any person designated by the

Participant.

          (b)  If a completed Sale/Transfer/Withdrawal Request Form

with regard to Account Shares is received by the Administrator on or after the record date but prior to the related Dividend Payment Date,

the withdrawal shall be processed as described in (a) above and the

Administrator shall, as soon as practicable following the receipt of

Dividends paid on the withdrawn Account Shares, mail a check for such

Dividends by first class mail to the Participant at his address of record. Notwithstanding the foregoing, if a completed Sale/Transfer/

Withdrawal Request Form that relates to the withdrawal of Account

Shares which are also Reinvestment Eligible Securities is received by the Administrator on or after the record date but prior to the related

Dividend Payment Date, such withdrawal shall not become effective until after such Dividend Payment Date (except in the case of instructions to withdraw all of the whole Account Accounts of such

Participant, in which case such withdrawal shall not be effected until after such Dividend has been reinvested pursuant to the Plan and the shares of Common Stock purchased therewith are credited to his

Account).  As soon as practicable following such Dividend Payment

Date, the Administrator shall mail certificates representing the withdrawn Account Shares by first class mail to the Participant at his address of record, or to the address of any person designated by the

Participant.

          (c)  Withdrawal of Account Shares shall not affect

reinvestment of Dividends on the Account Shares not withdrawn unless

(i) the Participant is no longer the record holder of such Account

Shares; (ii) such reinvestment is changed by the Participant by delivering a completed Enrollment Form to the Administrator; or (iii)

the Participant has terminated his participation in the Plan.

          7.3.  Right of Termination of Participation.  If a

Participant's Sale/Transfer/Withdrawal Request Form indicates the

Participant's desire to terminate his participation in the Plan, the

Administrator shall treat such request as a withdrawal of all of such

Participant's whole Account Shares pursuant to Section 7.2.  The

Administrator, in addition to mailing certificates representing all whole Account Shares, if any, pursuant to Section 7.2, shall mail by first class mail to the Participant at his address of record a check for an amount equal to the sum of (i) the amount of cash credited to such Participant's Account pending investment in Common Stock; and

(ii) the cash value of any fraction of a share of Common Stock credited to his Account. Such fraction of a share shall be valued at the Company Purchase Price for the trading day immediately preceding the date of receipt of the completed Sale/Transfer/Withdrawal Form.

          7.4.  Termination of Participation by Company.  If a

Participant does not have at least one whole Account Share or own or hold any other Reinvestment Eligible Securities, the Participant's participation in the Plan may be terminated by the Company in its sole discretion after written notice is mailed by first class mail to such

Participant at his address of record.  Additionally, the Company in its sole discretion may terminate any Participant's participation in the Plan after written notice mailed in advance by first class mail to such Participant at his address of record.  Upon such termination of participation, the Account of such Participant shall be treated as if he had elected to terminate his participation in the Plan pursuant to

Section 7.3, except that any fraction of a share of Common Stock shall be valued as of the Company Purchase Price for the trading date immediately preceding the date on which such Participant's

participation is terminated.

          7.5.  Stock Splits, Stock Dividends and Rights Offerings.

Any shares or other securities representing stock splits or other noncash distributions on Account Shares shall be credited to such

Participant's Account.  Stock splits, combinations, recapitalizations and similar events affecting Account Shares shall be credited to such

Participant's Accounts on a pro rata basis.  In the event of a rights offering, a Participant shall receive rights based upon the total number of his whole Account Shares.

          7.6.  Shareholder Materials; Voting Rights.  (a)  The

Administrator shall send or forward to each Participant all applicable proxy solicitation materials, other shareholder materials or consent solicitation materials.  Participants shall have the exclusive right to exercise all voting rights respecting their Account Shares.  A

Participant may vote any of his whole Account Shares in person or by proxy.  A Participant's proxy card shall include all whole shares of

Common Stock of which he is the record holder, including those held in his Account.  Account Shares shall not be voted unless a Participant or his proxy votes them.  Fractions of shares of Common Stock shall not be voted.

          (b)  Solicitation of the exercise of Participants' voting

rights by the management of the Company and others under a proxy or consent provision applicable to all holders of Common Stock shall be permitted.  Solicitation of the exercise of Participants' tender or exchange offer rights by management of the Company and others shall also be permitted.  The Administrator shall notify the Participants of each occasion for the exercise of their voting rights or rights with respect to a tender offer or exchange offer within a reasonable time before such rights are to be exercised.  Such notification shall include all information distributed to the shareholders of the Company by the Company regarding the exercise of such rights.

          7.7.  Statements of Account.  The Administrator shall send a

Statement of Account to each Participant for each month in which such

Participant (i) made an initial investment or optional cash

investment; (ii) deposited Common Stock into the Plan; (iii) transferred or withdrew Account Shares; (iv) had Dividends reinvested in Common Stock; or (v) entered into any other transaction under the

Plan.  As soon as practicable following a sale of Account Shares by a

Participant, the Administrator shall deliver a confirmation to such

Participant.



                             ARTICLE VIII

                 Certificates and Fractions of Shares

                 ------------------------------------

          Section 8.1.  Certificates.  A Participant may at any time request a certificate for all or a portion of his whole Account Shares and upon such request the Administrator shall promptly mail such certificate (in any event, within at least two business days of the receipt of such written request) by first class mail to such

Participant at his address of record; provided, however, that upon the mailing of such certificate, the shares of Common Stock represented by such certificate shall no longer be Account Shares but shall remain

Reinvestment Eligible Securities (except to the extent such

Participant delivers to the Administrator an Enrollment Form electing not to have Dividends on such Account Shares reinvested in Common

Stock).

          Section 8.2.  Fractional Shares.  Fractions of shares of

Common Stock shall be credited to Participants' Accounts as provided in Article III hereof; provided, however, that (i) no certificate for a fraction of a share shall be distributed to any Participant at any time; and (ii) the Company shall issue and sell only whole shares of

Common Stock to the Administrator in respect of Dividends reinvested in, and purchases of, newly issued shares or shares of Common Stock held in the Company's treasury.

          Section 8.3.  Fractional Share Account.  If upon a

Participant's termination of participation in the Plan, the Account of such Participant is credited with a fraction of a share of Common

Stock, such fraction of a share shall be purchased by the

Administrator for the Fractional Share Account at the Company Purchase

Price determined as of the trading date specified in Sections 7.3, 9.1 or 9.4 hereof, as the case may be, and the proceeds thereof shall be remitted to such Participant as set forth in Sections 7.3, 9.1 or 9.4 hereof, respectively.  The Company shall from time to time credit the

Fractional Share Account with such amounts of money as may be necessary to fund such purchases for the Fractional Share Account;

provided, however, that the Company may at any time direct the

Administrator to repay to the Company such portion of the cash as the

Company may, in its discretion, deem to be in excess of the amount needed to fund the operations of the Fractional Share Account.

          As set forth in Section 3.4 hereof, on each Investment Date,

the Administrator shall first apply the aggregate amount of initial cash investments, optional cash investments and Dividends to the purchase of all currently existing Fractional Account Shares.  If the remaining aggregate amount is not sufficient to purchase a whole number of shares of Common Stock, the Company shall provide the

Administrator with such additional amount of money as may be necessary to enable the Administrator (or the Independent Agent, as the case may

be) to purchase an additional share of Common Stock.  The fraction of a share that has been purchased with funds provided by the Company shall be credited to the Fractional Share Account, and the remaining fraction of a share shall be allocated among the Participants' Account as necessary.



                              ARTICLE IX

                 Amendment and Termination of the Plan

                 -------------------------------------

          Section 9.1.  Suspension, Modification and Termination.  The

Company may at any time and in its sole discretion suspend, modify,

amend or terminate the Plan, in whole, in part or in respect of

Participants in one or more jurisdictions; provided, however, that no such amendment shall decrease the Account of any Participant or result in a distribution to the Company of any amount credited to the Account of any Participant.  Upon complete termination of the Plan, the

Accounts of all Participants (or in the case of partial termination of the Plan, the Accounts of all affected Participants) shall be treated as if each such Participant had elected to terminate his participation in the Plan pursuant to Section 7.3 hereof, except that any fraction of a share of Common Stock shall be valued as of the trading date immediately preceding the date on which the Plan is terminated.  The

Administrator shall promptly send each affected Participant notice of such suspension, modification or termination.

                               ARTICLE X

                      Administration of the Plan

                      --------------------------

          Section 10.1.  Rules and Regulations.  The Company may from time to time adopt such administrative rules and regulations concerning the Plan as it deems necessary or desirable for the administration of the Plan.  The Company shall have the power and authority to interpret the terms and the provisions of the Plan and shall interpret and construe the Plan and reconcile any inconsistency or supply any omitted detail in a manner consistent with the general terms of the Plan and applicable law.

          Section 10.2.  Selection of an Administrator.  The

Administrator shall be appointed by the Company.  The Administrator's appointment to serve as such may be revoked by the Company at any time.  The Administrator may resign at any time upon reasonable notice to the Company.  In the event that no Administrator is appointed, the

Company shall be deemed to be the Administrator for purposes of the

Plan.  The Company shall be the initial Administrator.

          Section 10.3.  Authority and Duties of Administrator.  The

Administrator shall have the authority to undertake any act necessary to fulfill its duties as set forth in the various provisions of the

Plan.  The Administrator shall maintain appropriate records of the

Accounts of Participants and the Fractional Share Account.

          Section 10.4.  Compensation.  The officers of the Company

shall make such arrangements regarding compensation, reimbursement of expenses and indemnification of the Administrator and any Independent

Agent as they from time to time deem reasonable and appropriate.

          Section 10.5.  Costs. All costs of administration of the

Plan shall be paid by the Company; provided, however, that any brokerage commissions and any applicable transfer taxes and service charges incurred in connection with open market sales of shares of

Common Stock made under the Plan shall be borne by the Participants.

          Section 10.6.  Liability of the Company, the Administrator

and Any Independent Agent.  The Company, the Administrator and any

Independent Agent shall not be liable for any act done in good faith,

or for the good faith omission to act in administering or performing their duties with respect to the Plan, including, without limitation,

any claim of liability arising out of failure to terminate a

Participant's Account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased or sold for a Participant's Account and the times when such purchases and sales are made, or with respect to any loss or fluctuation in the market value after the purchase or sale of such shares.

          Section 10.7.  Records and Reports.  The Administrator shall keep appropriate records concerning the Plan, Accounts of

Participants, purchases and sales of Common Stock made under the Plan and Participants' addresses of record and shall send Statements of

Account and confirmation to each Participant in accordance with the provisions of Section 7.5 hereof.

          Section 10.8.  Selection of Independent Agent.  Any

Independent Agent serving in such capacity pursuant to the Plan shall be selected by the Company, and the Administrator and the Company, or

either of them, shall, subject to the provisions of Section 3.3 hereof, make such arrangements and enter into such agreements with the

Independent Agent in connection with the activities contemplated by the Plan as the Administrator and the Company, or either of them, deem reasonable and appropriate.

          Section 10.9.  Source of Shares of Common Stock.  The

Company shall not change the source of shares of Common Stock purchased by Participants in the Plan (i.e., either (i) newly issued shares of Common Stock or shares of Common Stock held in the Company's treasury purchased from the Company or (ii) shares of Common Stock purchases in the open market) more than once in any three-month period.  At any time that the source of shares of Common Stock purchased in the Plan are shares purchased in the open market, the

Company shall not exercise its right to change the source of shares absent a determination by the Company's Board of Directors or Chief

Financial Officer that the Company has a need to raise additional capital or there is another valid reason for a change.

                              ARTICLE XI

                       Miscellaneous Provisions

                       ------------------------

          11.1.  Controlling Law. This Plan shall be construed,

regulated and administered under the laws of the State of Illinois.

          11.2.  Acceptance of Terms and Conditions of Plan by

Participants. Each Participant, by completing an Enrollment Form and as a condition of participation herein, for himself, his heirs,

executors, administrators, legal representatives, and assigns,

approves and agrees to be bound by the provisions of this Plan and any subsequent amendments hereto, and all actions of the Company and the

Administrator hereunder.